EXHIBIT 2.2

                                AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2000 (hereinafter referred to as the "AMENDMENT"), among NETGAIN DEVELOPMENT, INC., a Colorado corporation (hereinafter referred to as the "PARENT"), NETGAIN ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (hereinafter referred to as the "MERGER SUB"), and COOLAUDIO.COM, INC., a Delaware corporation (hereinafter referred to as the "COMPANY").

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company and the holder of a majority of the issued and outstanding voting stock of the Company have approved the merger of Merger Sub with and into the Company pursuant to which holders of the Company Common Stock will receive shares of Common Stock of Parent in accordance with the Exchange Ratio as set forth in the Agreement and Plan of Merger dated March 20, 2000 (the "Agreement");

         WHEREAS, the parties wish to amend the Agreement as provided herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                              ARTICLE I: THE MERGER

      SECTION 1 The Merger.

         (a) Section 1.4 (a) of the Agreement is hereby deleted in its entirety and the following Section 1.4 (a) shall be substituted therefor;

         1.4 (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

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                      ARTICLE II: CONDITIONS TO THE MERGER

         SECTION 1 Conditions to Obligation of Each Party to Effect the Merger.

         Each of the parties hereto, having determined that the other party has fulfilled all of the obligations on its part to be performed, hereby waives its rights to terminate the Agreement pursuant to Article VI or Article VII of the Agreement as of the date hereof.

                     [THIS SPACE INTENTIONALLY LEFT BLACK.]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    NetGain Development, Inc.

                                    By: /s/ Andreas Typaldos
                                       ------------------------------------
Attest: /s/ SHARON KING-RAND        Name: Andreas Typaldos
       --------------------------   Title: Chairman and Chief Executive Officer


                                    NetGain Acquisition, Inc.

                                    By: /s/ Andreas Typaldos
                                       ------------------------------------
Attest: /s/ SHARON KING-RAND        Name: Andreas Typaldos
       --------------------------   Title: President and Chief Executive Officer


                                    CoolAudio.com, Inc.

                                    By: /s/ Rajiv Bhatia
                                       ------------------------------------
Attest: /s/ BRIAN GURLEY            Name: Rajiv Bhatia
       --------------------------   Title: Chairman and Chief Executive Officer